Exhibit 99.1

UNITY’S Accomplishments!
 ® Despite this challenging environment, Unity’s
 performance in 2010 included the following
 accomplishments:
 ❖Strategic reduction in certain products
 ❖ SBA loans down 11.50%
 ❖ Time deposits down 38%
 ❖14% Increase in non-interest bearing deposits
 ❖Net interest margin - 3.67% from 3.22%
 ❖Improvement in total capital - 14.30% from 13.01%
 ❖Further development of sales culture
 ❖Continued improvements in infrastructure

How the Economy Affected
UNITY
 ® Unity’s 2010 results were affected by:
 ❖High provision for loan losses
 ❖Elevated level of past due accounts
 ❖Elevated level of collection costs
 ❖Elevated level of FDIC insurance
 ❖Weak loan demand
 ❖Low yielding investments

UNITY’S Strategic Direction
® Focus on relationship-based business banking
® Reaffirm lending footprint
® Improve net interest margin
® Stabilize credit quality
® Effective cost control
® Branch realignment

UNITY’S Branch Network
New Jersey
® Hunterdon County
 ❖ Clinton
 ❖ Flemington
 ❖ Whitehouse
® Middlesex County
 ❖ Colonia
 ❖ Edison
 ❖ Highland Park
 ❖ Middlesex
 ❖ South Plainfield
® Somerset County
 ❖ North Plainfield
® Union/Essex County
 ❖ Linden
 ❖ Scotch Plains
 ❖ Springfield
 ❖ Union
® Warren County
 ❖ Phillipsburg
 ❖ Washington (In Progress)
Pennsylvania
® Northampton County
 ❖ Forks Township
 ❖ William Penn

UNITY’S Recent and Future
Highlights
 ® Expand Residential Mortgage Division
 ® Streamlined Loan Payment Processing
 ® Online Banking Product
 ® Mobile Money Smart Phone Banking
 ® Digital Signature Cards & Document Storage
 ® New Unity Bank Credit Card Program
 ® In-house electronic check presentments
 ® Enhanced Customer Call Center Phone System
 ® Upgrade of ATM Machines

eStatements
 ® Over 2600 Accounts on eStatements
 ® Reduced Cost in paper & postage
 ®  Convenient & Secure
 ® Environmentally Friendly
 ® View, download and print the last 15 months of statements

UNITY’S Marketing Initiatives

Ucare Charitable Giving Program
 ® Launched in April 2011
 ® 25 Partners by Year-End

Key Bank Ratios
For the year ended 12/31/2010
	Unity	Public Companies $300 million - $2.5 billion
Return on Average Assets	0.26%	-0.13%
Return on Average Equity	3.24%	-5.25%
Net Interest Margin	3.67%	3.71%
Total Nonperforming Assets to Total Assets	2.93%	4.27%
Net Charge-offs to Average Loans	1.05%	1.50%

Income Statement
(dollars in thousands)

Net Interest Margin
Prime Rate	7.25%	8.25%	7.25%	3.25%	3.25%

Total Assets
(dollars in millions)

Total Loans Outstanding
(dollars in millions)

Nonperforming Assets by Category
(dollars in thousands)
	12/31/2010		12/31/2009
Category	$ Value	# of Loans	$ Value	# of Loans
SBA 7(a)	8,162	76	6,559	75
SBA 504	2,714	4	5,575	2
Commercial	5,452	19	7,397	21
Residential Mortgage	5,085	16	5,578	13
Consumer	249	3	387	6
OREO	2,346	7	1,530	5
Total	24,008	125	27,026	122
Selected Ratios	12/31/2010		12/31/2009
Nonperforming Assets to Total Loans	2.93%		2.90%
Allowance for Loan Losses to Total Loans	2.33%		2.11%

Total Deposits
(dollars in millions)

Capital Ratios
Unity Bancorp, Inc.
FDIC-Insured Commercial
Banks

Compelling Investment
Considerations
 ® Discount to book
 ® Knowledgeable and experienced management
 team
 ® Attractive branch franchise
 ® Improving bank fundamentals
 ® Positioned for economic rebound
 ® Insider ownership

UNITY’S Stock Price to Book

The previous slides contained data from the following sources:
® FDIC-Insured Commercial Banks:
 ❖ Obtained from FDIC.gov Quarterly Banking Profile
® SNL